Exhibit 10.3

                             ASSET PURCHASE AGREEMENT


                             dated as of July 22, 1996

                                   by and among


                               MORGAN PRODUCTS LTD.,


                        TENNESSEE BUILDING PRODUCTS, INC.,


                          TITAN BUILDING PRODUCTS, INC.,


                                   JAMES FISHEL,


                                  JAMES SCHULMAN


                                        and


                         TENNESSEE BUILDING PRODUCTS, INC.

                             (as Shareholder of Titan)



                                 TABLE OF CONTENTS

                                                                            Page

                                     ARTICLE 1

                           PURCHASE AND SALE OF ASSETS;
                             ASSUMPTION OF LIABILITIES  . . . . . . . . . . .

       1.1  Agreement of Purchase and Sale  . . . . . . . . . . . . . . . . .
       1.2  Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . .
       1.3  Purchase Price; Adjustment; Allocation  . . . . . . . . . . . . .
       1.4  Instruments of Conveyance and Transfer; Further Assurances;
              Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                     ARTICLE 2

                                      CLOSING . . . . . . . . . . . . . . . .

                                     ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . .

       3.1  Organization; Good Standing; Qualifications . . . . . . . . . . .
       3.2  Authority; Consents; Enforceability . . . . . . . . . . . . . . .
       3.3  Financial Statements  . . . . . . . . . . . . . . . . . . . . . .
       3.4  Investments . . . . . . . . . . . . . . . . . . . . . . . . . . .
       3.5  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .
       3.6  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . .
       3.7  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . .
       3.8  Title to Purchased Assets and Related Matters . . . . . . . . . .
       3.9  Real Property of the Sellers  . . . . . . . . . . . . . . . . . .
       3.10  Machinery, Equipment, Etc. . . . . . . . . . . . . . . . . . . .
       3.11  Inventories of the Sellers . . . . . . . . . . . . . . . . . . .
       3.12  Accounts Receivable of the Sellers . . . . . . . . . . . . . . .
       3.13  Approvals, Permits and Authorizations  . . . . . . . . . . . . .
       3.14  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .
       3.15  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .
       3.16  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .
       3.17  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .
       3.18  Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . .
       3.19  Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . .
       3.20  Employee Relations . . . . . . . . . . . . . . . . . . . . . . .
       3.21  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .
       3.22  Patents; Trademarks; Trade Names; Copyrights; Licenses, Etc. . .
       3.23  Certain Liabilities  . . . . . . . . . . . . . . . . . . . . . .
       3.24  No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .
       3.25  Certain Transactions . . . . . . . . . . . . . . . . . . . . . .
       3.26  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . .
       3.27  Sellers and Shareholders Not Foreign Persons . . . . . . . . . .
       3.28  Suppliers and Customers  . . . . . . . . . . . . . . . . . . . .
       3.29  Environmental Matters  . . . . . . . . . . . . . . . . . . . . .
       3.30  Bank Accounts, Credit Cards, Etc.  . . . . . . . . . . . . . . .
       3.31  Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .
       3.32  Interest in Competitors and Related Entities . . . . . . . . . .
       3.33  Directors and Officers . . . . . . . . . . . . . . . . . . . . .
       3.34  Availability of Seller's Employees . . . . . . . . . . . . . . .
       3.35  Projected Financials . . . . . . . . . . . . . . . . . . . . . .

                                     ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . .

       4.1  Organization and Good Standing  . . . . . . . . . . . . . . . . .
       4.2  Authority; Consents; Enforceability . . . . . . . . . . . . . . .
       4.3  Brokers' and Finders' Fees  . . . . . . . . . . . . . . . . . . .
       4.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                     ARTICLE 5

                         CERTAIN COVENANTS OF THE SELLERS . . . . . . . . . .

       5.1  Provide Access to Information . . . . . . . . . . . . . . . . . .
       5.2  Operation of Business of the Seller . . . . . . . . . . . . . . .
       5.3  Books of Account  . . . . . . . . . . . . . . . . . . . . . . . .
       5.4  Retention of Employees  . . . . . . . . . . . . . . . . . . . . .
       5.5  Issuance of Securities  . . . . . . . . . . . . . . . . . . . . .
       5.6  Other Changes . . . . . . . . . . . . . . . . . . . . . . . . . .
       5.7  Additional Information  . . . . . . . . . . . . . . . . . . . . .
       5.8  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       5.9  Other Negotiations  . . . . . . . . . . . . . . . . . . . . . . .
       5.10  Closing Conditions . . . . . . . . . . . . . . . . . . . . . . .
       5.11  Environmental Audit  . . . . . . . . . . . . . . . . . . . . . .

                                     ARTICLE 6

                          CERTAIN COVENANTS OF THE BUYER  . . . . . . . . . .

       6.1  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       6.2  Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . .
       6.3  Employment of Sellers' Employees and Employee Benefits. . . . . .

                                     ARTICLE 7

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER . . . . . .

       7.1  Representations and Warranties  . . . . . . . . . . . . . . . . .
       7.2  Performance of Obligations of the Sellers . . . . . . . . . . . .
       7.3  Closing Certificate . . . . . . . . . . . . . . . . . . . . . . .
       7.4  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . .
       7.5  Supporting Documents  . . . . . . . . . . . . . . . . . . . . . .
       7.6  Bills of Sale, Etc. . . . . . . . . . . . . . . . . . . . . . . .
       7.7  Books and Records . . . . . . . . . . . . . . . . . . . . . . . .
       7.8  Change of Names of Sellers; Use of Sellers' Names by Buyer  . . .
       7.9  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       7.10  No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .
       7.11  Authorizations . . . . . . . . . . . . . . . . . . . . . . . . .
       7.12  No Material Adverse Change or Undisclosed Liability  . . . . . .
       7.13  Environmental Matters and Other Inspections  . . . . . . . . . .
       7.14  Approval of Legal Matters  . . . . . . . . . . . . . . . . . . .
       7.15  Satisfactory Investigation . . . . . . . . . . . . . . . . . . .
       7.16  Adverse Laws . . . . . . . . . . . . . . . . . . . . . . . . . .
       7.17  Appointment Letter . . . . . . . . . . . . . . . . . . . . . . .
       7.18  Non-Competition Agreement  . . . . . . . . . . . . . . . . . . .
       7.19  Assignment and Assumption of Leases  . . . . . . . . . . . . . .
       7.20  Facility Leases  . . . . . . . . . . . . . . . . . . . . . . . .
       7.21  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . .
       7.22  Employee Waivers . . . . . . . . . . . . . . . . . . . . . . . .
       7.23  Management Contract  . . . . . . . . . . . . . . . . . . . . . .

                                     ARTICLE 8

                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS  . . . . .

       8.1  Representations and Warranties  . . . . . . . . . . . . . . . . .
       8.2  Performance of Obligations of the Buyer . . . . . . . . . . . . .
       8.3  Closing Certificate . . . . . . . . . . . . . . . . . . . . . . .
       8.4  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . .
       8.5  Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . .
       8.6  Supporting Documents  . . . . . . . . . . . . . . . . . . . . . .
       8.7  Approval of Legal Matters . . . . . . . . . . . . . . . . . . . .
       8.8  No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .
       8.9  Appointment Letter  . . . . . . . . . . . . . . . . . . . . . . .
       8.10  Agreements of Assignment and Assumption  . . . . . . . . . . . .
       8.11  Facility Leases  . . . . . . . . . . . . . . . . . . . . . . . .
       8.12  Employment of Sellers' Employees . . . . . . . . . . . . . . . .

                                     ARTICLE 9

                       TRANSFER TAXES; PRORATION OF CHARGES . . . . . . . . .

       9.1  Certain Taxes and Fees  . . . . . . . . . . . . . . . . . . . . .
       9.2  Proration of Certain Charges  . . . . . . . . . . . . . . . . . .

                                    ARTICLE 10

                            SURVIVAL OF REPRESENTATIONS
                          AND WARRANTIES; INDEMNIFICATION . . . . . . . . . .

       10.1  Survival of Representations and Warranties . . . . . . . . . . .
       10.2  Agreement to Indemnify by the Sellers  . . . . . . . . . . . . .
       10.3  Agreement to Indemnify by the Buyer  . . . . . . . . . . . . . .
       10.4  Procedures Regarding Third Party Claims  . . . . . . . . . . . .
       10.5  Period of Indemnity  . . . . . . . . . . . . . . . . . . . . . .
       10.6  Limitation of Liability  . . . . . . . . . . . . . . . . . . . .

                                    ARTICLE 11

                                    TERMINATION . . . . . . . . . . . . . . .

                                    ARTICLE 12

                             GUARANTY OF SHAREHOLDERS . . . . . . . . . . . .

       12.1  Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       12.2  Notice to the Shareholders . . . . . . . . . . . . . . . . . . .
       12.3  Absoluteness of Guaranty . . . . . . . . . . . . . . . . . . . .
       12.4  Guaranty Not Affected  . . . . . . . . . . . . . . . . . . . . .
       12.5  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       12.6  No Subrogation . . . . . . . . . . . . . . . . . . . . . . . . .
       12.7  Reinstatement  . . . . . . . . . . . . . . . . . . . . . . . . .

                                    ARTICLE 13

                             MISCELLANEOUS PROVISIONS . . . . . . . . . . . .

       13.1  Access to Books and Records  . . . . . . . . . . . . . . . . . .
       13.2  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . .
       13.3  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       13.4  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       13.5  Parties in Interest; No Third Party Beneficiaries  . . . . . . .
       13.6  Assignability  . . . . . . . . . . . . . . . . . . . . . . . . .
       13.7  Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . .
       13.8  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       13.9  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .
       13.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .
       13.11  Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . .
       13.12  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . .
       13.13  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       13.14  Severability  . . . . . . . . . . . . . . . . . . . . . . . . .
       13.15  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                                                    Exhibit 10.3


                             ASSET PURCHASE AGREEMENT


              THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 22nd day of July, 1996, by and among MORGAN PRODUCTS LTD. a Delaware corporation (the "Buyer"), TENNESSEE BUILDING PRODUCTS, INC., a Tennessee corporation ("TBP"), TITAN BUILDING PRODUCTS, INC., a North Carolina corporation ("TITAN;" and together with TBP, the "Sellers") JAMES FISHEL and JAMES SCHULMAN, the sole shareholders of TBP, and TBP as the majority shareholder of TITAN (together with the sole shareholders of TBP, the "Shareholders").

                               W I T N E S S E T H:

              WHEREAS, the Buyer desires to purchase from each of the Sellers substantially all of the assets and properties of such Seller relating to its businesses and operations, subject to certain exceptions as hereinafter specified, and to assume certain liabilities of each of the Sellers, all upon the terms and conditions hereinafter set forth; and

              WHEREAS, each Seller is willing to sell, transfer, convey, assign and deliver the same to the Buyer upon the terms and conditions hereinafter set forth; and

              WHEREAS, the Shareholders desire that the foregoing transactions be effected.

              NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                     ARTICLE 1

                           PURCHASE AND SALE OF ASSETS;
                             ASSUMPTION OF LIABILITIES

              1.1 Agreement of Purchase and Sale. On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing (as such term is defined in Article 2 hereof), each Seller shall sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to the Buyer (or a wholly-owned subsidiary of Buyer) and the Buyer (or a wholly-owned subsidiary of Buyer) shall purchase and accept delivery of, all of such Seller's right, title and interest in and to all the assets of such Seller of every kind, character and description, tangible or intangible, real, personal or mixed, and wherever located, including, without limitation, all of the assets of each Seller described on Schedule 1.1(a) hereto, but excluding, however, the assets of each Seller described on Schedule 1.1(b) hereto (the "Excluded Assets") (said assets of each of the Sellers, other than the Excluded Assets, constituting the "Purchased Assets"). The Purchased Assets will be sold free and clear of all mortgages, deeds of trust, liens, pledges, charges, security interests, contractual restrictions, claims or encumbrances of any kind or character (collectively, "Encumbrances").

              1.2 Assumed Liabilities. On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing the Buyer (or a wholly-owned subsidiary of Buyer) shall assume and undertake to perform the liabilities and obligations of each of the Sellers specifically described on Schedule 1.2 hereto (such liabilities and obligations being hereinafter referred to as the "Assumed Liabilities"). Other than the Assumed Liabilities, the Buyer shall not assume or be responsible for, and each Seller shall retain and remain responsible for, any and all of its obligations and liabilities of any nature whatsoever, whether past, current or future, whether accrued, contingent, known or unknown.

              1.3  Purchase Price; Adjustment; Allocation.

                 (a) Purchase Price. In addition to the assumption by the Buyer of the Assumed Liabilities, as the full consideration to be paid by the Buyer for the Purchased Assets, the Buyer shall pay to the Sellers (to be allocated between themselves as the Sellers shall determine) an aggregate purchase price (the "Purchase Price") equal to Fifteen Million Three Hundred Thousand Dollars ($15,300,000), subject to post-closing adjustment as provided in subsection (b) below. At the Closing, the Buyer shall pay to the account or accounts of the Sellers in cash Thirteen Million Seven Hundred Seventy Thousand Dollars ($13,770,000) and shall pay into escrow the amount of One Million Five Hundred Thirty Thousand Dollars ($1,530,000) which amount shall be held pursuant to the terms of an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit 1.3(a) attached hereto, pending determination of any adjustment to the Purchase Price.

              The Buyer shall make such payments by wire transfer to an account or accounts of the Sellers and the Escrow Agent which shall be designated by the Sellers and the Escrow Agent, as the case may be, in writing at least one
  (1) full Business Day prior to the date of the Closing. For purposes of this Agreement, a Business Day is a day other than a Saturday, a Sunday or a day on which banks are required or authorized to be closed in the States of New York, Virginia or Tennessee.

                 (b)  Adjustment.

                        (i) Attached hereto as Schedule 1.3(b)(i) is a schedule setting forth the book value of Sellers' accounts receivable - trade; inventories (at the lowest of FIFO cost or market); property and equipment; and prepaid expenses, less Sellers' accounts payable - trade; accrued taxes and expenses; long-term debt (current) and long-term debt (less current) as of December 31, 1995 ("Historical Net Asset Value").

                       (ii) As soon as practicable after the Closing, but not later than ninety (90) days after the Closing, Buyer shall prepare and cause to be audited by Price Waterhouse LLP and delivered to the Sellers a schedule setting forth the net book value of such assets and liabilities as of the Closing Date (the "Closing Date Net Asset Value," and such schedule, the "Closing Date Schedule") and comparing the Closing Date Net Asset Value to Historical Net Asset Value.

                      (iii) The Closing Date Schedule shall be prepared in a manner consistent with Schedule 1.3(b)(i) (including, without limitation, any changes footnoted thereon) using the accounting practices and policies of the Sellers historically applied and in accordance with generally accepted accounting principles ("GAAP") consistently applied. Price Waterhouse LLP shall assist in preparing the Closing Date Schedule and shall audit such schedule in accordance with generally accepted auditing standards. Buyer shall have the right, but not the obligation, to conduct a physical inventory as of the Closing for purposes of preparing the Closing Date Schedule. The Sellers or their representatives shall have the right to be present at and take part in any such physical counting of inventories.

                      (iv) To the extent that Closing Date Net Asset Value exceeds Historical Net Asset Value as shown on the Closing Date Schedule, the Purchase Price will be increased by the amount of such difference and to the extent that Historical Net Asset Value exceeds Closing Date Net Asset Value the Purchase Price will be so decreased.

                      (v) The Sellers shall have the right, no later than thirty (30) days following receipt of the Closing Date Schedule, to deliver a notice in writing to Buyer, objecting to the Closing Date Schedule and identifying each of its exceptions thereto. For purposes of Sellers' exercising such right to object, the Buyer shall give, and shall cause to be given, to the Sellers full access, during normal business hours and on reasonable prior notice, to the books and records used in connection with the preparation of the Closing Date Schedule, including, without limitation, the general ledger, work papers and historical financial information reasonably requested by the Sellers.
       In the event that, by the expiration of such thirty (30) day period, the Sellers shall not have notified the Buyer of any objection to the Closing Date Schedule, the Closing Date Schedule shall be deemed agreed to by the Sellers and shall be final, conclusive and binding on all of the parties hereto. If such a notice of objection is timely given by the Sellers identifying each of its exceptions thereto, then, the Buyer and the Sellers shall, together with Price Waterhouse LLP, confer for the purpose of resolving such exceptions. Each party shall make available to the other parties, upon reasonable request, all work papers prepared by such party in the performance of the responsibilities assigned to it under this Section 1.3(b)(ii). If the parties are unable to resolve all exceptions to the Closing Date Schedule within thirty
       (30) days after delivery of the notice of written objections to Buyer, either the Sellers or the Buyer may, at any time after such thirty (30) day period and before such exceptions are resolved, by written notice to the other party, submit all such exceptions which remain unresolved at the time of such notice to binding arbitration in Nashville, Tennessee, before a panel of three arbitrators (the "Panel"), in accordance with the rules of the American Arbitration Association. All of the arbitrators on the Panel must be independent certified public accountants engaged in auditing and having had personal responsibility for audits of corporations engaged in businesses similar to the businesses of the Sellers and the Buyer. Of the three arbitrators, one shall be selected by the Sellers, one shall be selected by the Buyer and the third, who shall act as Chairman of the Panel, shall be selected by the other two arbitrators. The arbitrators shall determine the manner in which the costs of any such arbitration shall be borne by the Sellers and the Buyer. The parties shall instruct the Panel to issue its determination regarding the dispute and the Closing Date Schedule within thirty (30) days of its engagement or, otherwise, as soon as practicable. The determination by the Panel shall be conclusive and binding on all the parties hereto.

                      (vi) Promptly upon the later of the expiration of the 30 day period following delivery to Sellers of the Closing Date Schedule or the determination of the Panel, any amounts required to be paid shall be disbursed as provided in the Escrow Agreement, and, in the event that the amount required to be paid exceeds the amount held in escrow, then the Sellers or Buyer, as the case may be, shall promptly pay to the other by wire transfer to an account specified in writing by the other the amount equal to such excess.

                 (c) Allocation. Schedule 1.3(c) hereto sets forth the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets being sold by each Seller, as mutually agreed between the Sellers and the Buyer. Sellers and Buyer represent, warrant and agree that such allocation has been determined through arms-length negotiations.
  Sellers and Buyer agree that, to the extent permitted by applicable law, they will adopt and utilize the amounts allocated to each of the Purchased Assets or class of assets for purposes of all federal, state and other income tax returns or reports of any nature filed by them and that they will not voluntarily take any position inconsistent therewith upon examination of any such tax returns or reports, in any claim for refund, in any litigation or otherwise with respect to such tax returns or reports. Notwithstanding any other provision of this Agreement, the foregoing shall survive the Closing Date without limitation.

              1.4 Instruments of Conveyance and Transfer; Further Assurances; Access.

                 (a) Instruments of Conveyance and Transfer. At the Closing, each Seller shall deliver to the Buyer a Bill of Sale and Assignment, substantially in the form of Exhibit 1.4 hereto (the "Bills of Sale"), and such other endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance and transfer, as shall be necessary to vest in the Buyer good, valid and marketable title to the Purchased Assets being sold by such Seller in accordance herewith. Simultaneously therewith, the Sellers shall take all steps as may be required to transfer to the Buyer actual possession and exclusive operating control of the Purchased Assets.

                 (b) Further Assurances. Each Seller further agrees that, from and after the Closing, it will execute and deliver to the Buyer such additional instruments and documents and take such further action as the Buyer may reasonably require in order to more fully vest, record and/or perfect the Buyer's title to, or interest in, the Purchased Assets.


                                     ARTICLE 2

                                      CLOSING

              The Closing shall take place at the offices of Boult, Cummings, Conners & Berry located at 414 Union Street, Suite 1600, Nashville, Tennessee, at 10:00 a.m., local time on the later to occur of (i) August 1, 1996, or (ii) no later than the fifth Business Day after all conditions set forth in Articles 7 and 8 have been satisfied or waived by the party entitled to waive them. Subject to the foregoing, the parties shall use their reasonable best efforts to cause the Closing to occur on or before September 30, 1996. The date upon which the closing shall take place is herein called the "Closing Date."


                                     ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF THE SELLERS

              The Sellers and the Shareholders hereby represent and warrant, jointly and severally, to the Buyer as follows (except that Titan's representations and warranties are limited to Titan):

              3.1 Organization; Good Standing; Qualifications. Each of TBP and Titan is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and North Carolina, respectively. Each Seller is qualified as a foreign corporation and in good standing in the jurisdictions listed on Schedule 3.1 annexed hereto, which jurisdictions are the only jurisdictions where the nature of the Sellers' businesses and the Purchased Assets require such qualification.

              3.2  Authority; Consents; Enforceability.

                 (a) Authority. Each Seller has full power and authority to carry on its business as now conducted. Each Seller and each Shareholder has full power, authority and capacity to execute and deliver this Agreement and the other agreements, documents and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform its or his respective obligations hereunder and thereunder. The execution and delivery by each of the Sellers and the Shareholders of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation by each of the Sellers and the Shareholders of the transactions contemplated hereby and thereby and the performance by each of the Sellers and the Shareholders of its or his respective obligations hereunder and thereunder have been duly and validly authorized by all necessary action on behalf of each such party. The execution and delivery by each of the Sellers and the Shareholders of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby and thereby and the performance by each of the Sellers and the Shareholders of its or his respective obligations hereunder and thereunder do not and will not, except as set forth on Schedule 3.2(a) hereto, (i) conflict with or violate any of the provisions of the Charter or Articles of Incorporation (as the case may be) or By-laws of either Seller,
  (ii) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to any of the Sellers, the Shareholders, the Purchased Assets or the Assumed Liabilities, (iii) violate or conflict with the terms of, or result in the acceleration of, any indebtedness or obligation of either Seller under, or violate or conflict with or result in a breach of, or constitute a default under, any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which either Seller or any Shareholder is a party or by which either of the Sellers or any of the Purchased Assets or Assumed Liabilities are bound or affected, or (iv) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets.

                 (b) Consents. Except as set forth in Schedule 3.2(b) hereto, no consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party (collectively, "Consents"), is required in connection with the execution and delivery by each of the Sellers and the Shareholders of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by each of the Sellers and the Shareholders of its or his respective obligations hereunder or thereunder.

                 (c) Enforceability. This Agreement constitutes, and all instruments of conveyance and other agreements, documents and instruments to be executed and delivered by the Sellers and the Shareholders in connection herewith shall, when so executed and delivered, constitute the legal, valid and binding obligations of each of the Sellers and the Shareholders, enforceable against each of the Sellers and the Shareholders in accordance with their respective terms.

              3.3 Financial Statements. (a) The Sellers have delivered to the Buyer prior to the date hereof:

                        (i) the audited consolidated balance sheets for TBP as of December 31, 1995 and 1994 and the audited balance sheets for Titan as of December 31, 1995 and 1994, and, in each case, the consolidated statements of income and shareholders' equity and cash flows related thereto for the fiscal years then ended (including the notes thereto and any other information included therein), in each case accompanied by the report of Kraft Bros., Esstman, Patton and Harrell, the Sellers' independent certified public accountants (collectively, the "Annual Financial Statements"); and

                        (ii) the unaudited consolidated balance sheet of TBP as of May 31, 1996 and the unaudited balance sheet of Titan as of May 31, 1996 and, in each case, the related unaudited consolidated statement of income and cash flows for the five (5) month period then ended (collectively, the "Interim Financial Statements"; the Annual Financial Statements and the Interim Financial Statements are hereinafter collectively referred to as the "Financial Statements").

                 (b) Except as set forth on Schedule 3.3(b), the Financial Statements (i) are in accordance with the books and records of each of TBP and Titan, as the case may be, (ii) fully and fairly present the financial condition and results of each of the operations of each of the Sellers as of and for the periods indicated, and (iii) have been prepared in accordance with GAAP consistently applied.

              3.4 Investments. Except for the ownership interest of TBP in Titan, neither Seller owns, directly or indirectly, any shares of capital stock or other equity ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity, and has no commitment to contribute to the capital of, make loans to, or share in the losses of, any enterprise.

              3.5 Capitalization. The issued and outstanding shares of capital stock of the Sellers are held of record and beneficially by the Shareholders in the amounts set forth opposite their names on Schedule 3.5 hereto, free and clear of any Encumbrances. Neither Seller has any outstanding subscriptions, options, warrants, calls, contracts, commitments, convertible securities or other instruments, agreements or arrangements of any character or nature whatsoever under which either Seller is or may be obligated to issue any shares of its capital stock.

              3.6 Absence of Certain Changes. Since December 31, 1995, each Seller has operated its business in the ordinary course and, except as set forth on Schedule 3.6 hereto, there has not been incurred, nor has there occurred:

                 (a) Any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Purchased Assets or the businesses of either of the Sellers;

                 (b) Any sale, transfer, pledge or other disposition of any tangible or intangible assets of either Seller (except sales of inventory in the ordinary course of business) having an aggregate book value of $10,000 or more;

                 (c) Any termination, amendment, cancellation or waiver of any Material Contract (as defined in Section 3.7 hereof) or any termination, amendment, cancellation or waiver of any rights or claims of any Seller under any Material Contract (except in each case in the ordinary course of business and consistent with past practices);

                 (d) Any change in the accounting methods, procedures or practices followed by either Seller or any change in depreciation or amortization policies or rates theretofore adopted by either Seller;

                 (e) Any obligation, liability or indebtedness (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred by either Seller to any person or entity other than in the ordinary course of business and consistent with past practices;

                 (f) Any material change in policies, operations or practices with respect to business operations followed by either of the Sellers, including, without limitation, with respect to selling methods, returns, discounts or other terms of sale, or with respect to the policies, operations or practices of either of the Sellers concerning its employees;

                 (g) To the best knowledge of each of the Sellers and the Shareholders, any statute, rule, regulation or order adopted or promulgated which adversely affects the Purchased Assets or the business of either of the Sellers or the ability of either Seller to enter into valid, binding and enforceable agreements;

                 (h) Any issuance, declaration, setting aside or payment of any dividend or other distribution of cash or property on any of the capital stock of either Seller, or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of either Seller, or any agreement or commitment by either Seller to do any of the foregoing;

                 (i) Any strikes, work stoppages or other labor disputes involving the employees of either Seller;

                 (j) Any capital appropriation or expenditure or commitment therefor on behalf of either Seller in excess of $20,000 individually, or $50,000 in the aggregate;

                 (k) Any material write-down or write-up of the value of any inventory or equipment of either Seller;

                 (l) Any general uniform increase in the compensation of employees of either Seller (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, defined compensation or other plan or commitment) not in the ordinary course of business, or any increase in any such compensation payable to any individual officer, director, consultant or agent thereof, or any loans or commitments therefor made by either Seller to any persons, including any officers, directors, shareholders, employees, consultants or agents of either Seller or any of its affiliates;

                 (m) Any purchase or sales contracts or commitments of either Seller entered into outside the ordinary course of business;

                 (n) Any liabilities of either Seller incurred for any severance or termination pay or similar payment;

                 (o) Any material increase in inventory levels of either Seller in excess of historical levels for comparable periods;

                 (p) Any sales contracts or commitments which will be in excess of the capacity of either Seller as of the date of the Closing;

                 (q) Any purchase contracts or commitments in excess of the requirements of either of the Sellers in the ordinary course or at prices higher than current market prices;

                 (r) Any pledge or agreement by or on behalf of either Seller to make any charitable contribution or to incur any non-business expense that is either (i) outside of the ordinary course of business and not consistent with past practice or (ii) in excess of $1,000 individually or $2,500 in the aggregate;

                 (s) Any account receivable in excess of $5,000 individually or $20,000 in the aggregate or note receivable in excess of $5,000 individually or $20,000 in the aggregate owing to either Seller which (i) has been written off as uncollectible, in whole or in part, (ii) has had asserted against it any claim, refusal or right of setoff, or (iii) with respect to which the account or note debtor has refused to, or threatened in writing not to, pay for any reason, or such account or note debtor has become insolvent or bankrupt;

                 (t) Any other change in the condition (financial or otherwise), business operations, assets, earnings or business of, or any material change in the prospects (other than such changes which are attributable to or result from general or regional economic conditions, conditions generally affecting the Sellers' industry or circumstances of a cyclical nature) of, either Seller which, in the judgment of such Seller and the Shareholders, has, or could reasonably be expected to have, a material adverse effect on the Purchased Assets or the business or operations of either Seller; or

                 (u) Any agreement, whether in writing or otherwise, by either Seller to take or do any of the actions enumerated in this Section 3.6.

              3.7  Material Contracts.

                 (a) List of Material Contracts. Set forth on Schedule 3.7(a) hereto is a list of all of the following contracts, agreements, documents, instruments, understandings or arrangements, written or oral, relating to the Purchased Assets or the Assumed Liabilities of each of the Sellers (collectively, the "Material Contracts"):

                        (i) purchase or sales orders and other contracts for the sale of goods or services in excess of $75,000 individually;

                       (ii) purchase orders or contracts involving the expenditure of more than $50,000 in any instance for the purchase of materials, supplies, equipment or services and which are not cancelable within thirty (30) days without penalty;

                      (iii) except for contracts which are listed on Schedule 3.7(a) pursuant to other subsections of this Section 3.7, contracts which have a term in excess of one (1) year and involve the expenditure of more than $20,000;

                       (iv) contracts and agreements relating to the leasing (as lessor or lessee) or to the conditional purchase or sale by either Seller of any property, real, personal or mixed;

                        (v) contracts, commitments and arrangements with any governmental body, agency or authority;

                       (vi) indentures, mortgages, deeds of trust, promissory notes, loan agreements, capital leases, security agreements or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets, or which otherwise evidence indebtedness of either Seller or which create an Encumbrance on any of the Purchased Assets;

                      (vii) guarantees of the obligations of a third party or agreements to indemnify third parties;

                     (viii) agreements which restrict the Seller from doing business with any other person or entity in any geographic area or from producing or selling any product;

                       (ix) contracts or agreements between the Seller and any of the Shareholders or any affiliate of any of the Shareholders;

                        (x) license agreements (as licensee or licensor) with third parties;

                       (xi) employment, severance or consulting agreements or arrangements and collective bargaining agreements and other related agreements;

                      (xii) distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar agreements or any other contract relating to the payment of a commission;

                     (xiii) profit-sharing, bonus, incentive, stock option, pension, retirement, stock purchase, hospitalization, insurance or similar plan, agreement or policy, formal or informal, providing benefits to any current or former director, officer, shareholder or employee;

                      (xiv) any agreement, arrangement, commitment or understanding for the sale of any of the Purchased Assets, outside the ordinary course of business; and

                       (xv) any other agreement, understanding or arrangement, written or oral, which, in the judgment of the Sellers or the Shareholders, is material to the businesses of the Sellers, the Purchased Assets or the Assumed Liabilities and not otherwise described in this Section 3.7.

                 True copies of all written Material Contracts and written summaries of all oral Material Contracts described or required to be described on Schedule 3.7(a) have been furnished to the Buyer.

                 (b) Performance, Defaults, Enforceability. Each Seller has in all material respects performed all of its obligations required to be performed by it to the date hereof, and is not in default or, to the best of the Sellers' and the Shareholders' knowledge, alleged to be in default in any material respect, under any Material Contract, and, to the best of the Sellers' and the Shareholders' knowledge, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. To the knowledge of the Sellers and the Shareholders, no other party to any Material Contract is in default in any respect of any of its obligations thereunder. Each of the Material Contracts is valid and in full force and effect and enforceable against the parties thereto in accordance with their respective terms, and, except as set forth in Schedule 3.7(b) hereto, the transfer and assignment to the Buyer of all of the Material Contracts, will not (i) require the consent of any party thereto or
  (ii) constitute an event permitting termination thereof.

              3.8 Title to Purchased Assets and Related Matters. The Sellers have good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except those described on Schedule 3.8 or another schedule hereto and liens for taxes not yet due and payable. Except as set forth in Schedule 3.8 or another schedule hereto, the Purchased Assets: (i) include all properties and assets (real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements) utilized by the Sellers in carrying on their businesses in the ordinary course; (ii) are in the exclusive possession and control of the Sellers and no person or entity other than the Sellers is entitled to possession of any portion of the Purchased Assets; and (iii) do not include any contracts for future services, prepaid items or deferred charges the full value or benefit of which will not be usable by or transferable to the Buyer, or any goodwill, organizational expense or other similar intangible asset.

              3.9  Real Property of the Sellers.

                 (a) Owned Real Property. Titan owns no real property. TBP owns one parcel of real property located at Lot 287, Block 2, Brown Creek Farms, Crossville, Cumberland County, Tennessee (the "Owned Real Property"); however, the Owned Real Property is not used in the conduct of the business of either of the Sellers and is not included in the Purchased Assets.

                 (b) Leased Premises. Schedule 3.9(b) hereto contains a complete list and description (including buildings and other structures thereon) of all real property of which either Seller is a tenant (herein collectively the "Leased Premises" and, together with the Owned Real Property, the "Real Property") or which is used in the conduct of the Sellers' businesses. True, correct and complete copies of all leases of all Leased Premises (the "Leases") have been delivered to the Buyer. The Leased Premises are in good physical condition and, with respect to each Lease, no event or condition currently exists which would give rise to a material repair or restoration obligation if such Lease were to terminate. Neither Seller nor the Shareholders have knowledge of any event or condition which currently exists which would create a legal or other impediment to the use of the Leased Premises as currently used, or would increase the additional charges or other sums payable by the tenant under any of the Leases (including, without limitation, any pending tax reassessment or other special assessment affecting the Leased Premises). The improvements and building systems which comprise a part of the Leased Premises as to which the Sellers are responsible for the maintenance and repair thereof are in good condition, maintenance and repair.

                 (c) Claims. There is no person or entity other than the Sellers in or entitled to possession of the Leased Premises.

                 (d) Easements, Etc. Each Seller has all easements and rights, including, but not limited to, easements for power lines, water lines, sewers, roadways and other means of ingress and egress, necessary to conduct its business as now conducted, all such easements and rights are unconditional appurtenant rights to the Leased Premises, which are for the applicable lease terms and none of such easements or rights are subject to any forfeiture or divestiture rights.

                 (e) Condemnation. Neither the whole nor any portion of any of the Leased Premises has been condemned, expropriated, ordered to be sold or otherwise taken by any public authority, with or without payment or compensation therefor, and neither Seller knows of any such condemnation, expropriation, sale or taking, or has any grounds to anticipate that any such condemnation, expropriation, sale or taking is threatened or contemplated. Neither Seller has any knowledge of any pending assessments which would affect the Leased Premises.

                 (f) Zoning, Etc. To the best of each of the Sellers' and Shareholders' knowledge, none of the Leased Premises is in violation of any public or private restriction or any law or any building, zoning, health, safety, fire or other law, ordinance, code or regulation, and no notice from any governmental body has been served upon either Seller or, to the best of each of the Sellers' and Shareholders' knowledge, upon any of the Real Property claiming any violation of any such law, ordinance, code or regulation or requiring or calling to the attention of either Seller or any Shareholder the need for any work, repair, construction, alterations or installation on or in connection with said properties which has not been complied with.

              3.10  Machinery, Equipment, Etc.

                 (a) Owned Equipment. Schedule 3.10(a) sets forth a list of all material machinery, equipment (including computer equipment), motor vehicles, furniture and fixtures owned by the Sellers and included in the Purchased Assets (collectively, the "Owned Equipment").

                 (b) Leased Equipment. Schedule 3.10(b) contains a list of all leases or other agreements, whether written or oral, under which either Seller is lessee of or holds or operates any items of machinery, equipment (including computer equipment), motor vehicles, furniture and fixtures or other property owned by any third party (collectively the "Leased Equipment").

                 (c) Maintenance of Equipment. To the best knowledge of each of the Sellers and the Shareholders, the Owned Equipment and the Leased Equipment of each Seller is in good operating condition, maintenance and repair taking into account the age thereof.

              3.11 Inventories of the Sellers. The inventories of each of the Sellers included in the Purchased Assets consist of items of a quality and quantity usable and salable in the normal course of its business, are generally sufficient to do business in the ordinary course, and the levels of inventories are consistent with the levels maintained by each of the Sellers in the ordinary course consistent with past practices. Except as set forth in Schedule 3.11 hereto, the values at which such inventories are carried are based on the LIFO method and are stated in accordance with GAAP consistently applied by the Sellers at the lower of historic cost or market.

              3.12 Accounts Receivable of the Sellers. Each Seller has delivered to the Buyer a true and correct aged list of all unpaid accounts receivable of each such Seller as of June 30, 1996. All accounts receivable of each of the Sellers included in the Purchased Assets will constitute legal, valid and binding and enforceable claims with respect to which the rendition of services or the sale of goods has been completed in bona fide transactions in the ordinary course of business, are collectible at the aggregate recorded amounts thereof, subject to the reserve for doubtful accounts, in the ordinary course of each of the Sellers' business, and are not subject to any known offsets or counterclaims. An adequate reserve for doubtful accounts has been established and such reserve is consistent with both the operations of the Seller's business in the ordinary course and its past practices.

              3.13  Approvals, Permits and Authorizations.  Set forth on
  Schedule 3.13 hereto is a list of all governmental licenses, permits, certificates of inspection, other authorizations, filings and registrations which are necessary for each of the Sellers to own the Purchased Assets and to operate their businesses as presently conducted (collectively, the "Authorizations"). All Authorizations have been duly and lawfully secured or made by the Sellers and are in full force and effect. There is no proceeding pending or, to each of the Sellers' and the Shareholders' knowledge, threatened to revoke or limit any Authorization. Except as set forth on
  Schedule 3.13 hereto, all Authorizations may be lawfully transferred to the Buyer as contemplated by this Agreement and, as of the Closing, all Authorizations will be transferred pursuant to this Agreement to the Buyer and all consents and approvals required to effect such transfer will have been obtained by each of the Sellers. None of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness, either by virtue of the terms thereof or because of the non-assignability thereof, of any Authorization. With respect to renewal of Authorizations, each Seller has made, in a timely manner, all filings, reports, notices and other communications with the appropriate governmental body, and has otherwise taken, in a timely manner, all other action, known or anticipated to be required to be taken by each such Seller, reasonably necessary to secure the renewal of the respective Authorizations prior to the date of their respective expirations.

              3.14 Compliance with Laws. Except to the extent that noncompliance would not, individually or in the aggregate, result in any change, loss, failure, effect or other occurrence which is materially adverse to the business operations, properties, condition or assets of either Seller, taken as a whole ("Material Adverse Effect") each Seller has conducted its operations and business in compliance with, and all of the Purchased Assets comply with, (i) all applicable laws, rules and regulations (including, without limitation, any laws, rules and regulations relating to anticompetitive practices, contracts, discrimination, employment, health, safety, and zoning, but excluding Environmental Laws which are the subject of
  Section 3.29 hereof) and (ii) all applicable orders, rules, writs, judgments, injunctions, decrees and ordinances. Neither Seller has received any notification of any asserted present or past failure by it to comply with such laws, rules or regulations, or such orders, rules, writs, judgments, injunctions, decrees or ordinances. Set forth on Schedule 3.14 are all orders, writs, judgments, injunctions, decrees and other awards of any court or any governmental instrumentality applicable to the Purchased Assets or either of the Sellers or to their respective businesses and operations. Each Seller has, or will have prior to the Closing, delivered to the Buyer copies of all reports, if any, of such Seller required under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports or any deficiencies noted by inspection through the Closing Date have been corrected by such Seller.

              3.15  Insurance.

                 (a) Schedule 3.15(a) of this Agreement sets forth a list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and any other insurance and bonds maintained by, or on behalf of, each Seller on its properties, operations, assets, business or personnel (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims in excess of $5,000 thereunder). Each such insurance policy identified therein is and shall remain in full force and effect on and as of the Closing Date, neither Seller is in default with respect to any provision relating to the payment of premiums contained in any such insurance policy, and each Seller, to the best of such Seller's and the Shareholders' knowledge, is not in default with respect to any other provision contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. No notice of cancellation or termination has been received with respect to any such policy. Neither Seller has, during the last three (3) fiscal years, been denied or had revoked or rescinded any policy of insurance.

                 (b) Set forth on Schedule 3.15(b) hereto is a summary of information pertaining to property damage and personal injury claims in excess of $10,000 against each Seller during the past five (5) years, all of which are fully satisfied or are being defended by the insurance carrier and involve no exposure to either Seller.

              3.16  Tax Matters.

                 (a) All federal, state and local tax returns and reports required as of the date hereof to be filed by either of the Sellers for taxable periods ending prior to the date hereof have been duly and timely filed by such Seller with the appropriate governmental agencies, and all such returns and reports are true, correct and complete in all material respects.

                 (b) All federal, state and local income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated, intangibles and other taxes of any nature, including interest, penalties and other additions to such taxes ("Taxes"), payable by, or due from, either of the Sellers for all periods prior to the date hereof have been fully paid or adequately reserved for by such Seller or, with respect to Taxes required to be accrued, such Seller has properly accrued or will properly accrue such Taxes in the ordinary course of business consistent with past practice of each such Seller.

              3.17 Litigation. Except as set forth in Schedule 3.17, there are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending, or to the best knowledge of each Seller and the Shareholders, threatened against either Seller or the Shareholders with respect to the Purchased Assets or the Assumed Liabilities or the business of either Seller. Neither Seller nor any Shareholder knows of any basis for the institution of any such suit or proceeding. Neither Seller is now under any judgment, order, writ, injunction, decree, award or other similar command of any court, administrative agency or other governmental authority applicable to the business of either Seller or any of the Purchased Assets or Assumed Liabilities.

              3.18 Powers of Attorney. There are no persons, firms, associates, corporations, business organizations or other entities holding general or special powers of attorney from either Seller.

              3.19  Brokers' and Finders' Fees.  Except as set forth on
  Schedule 3.19 hereto, neither of the Sellers nor any Shareholders has incurred any liability to any broker, finder, agent, employee or any other person or entity for any fees, bonuses, commissions or other payments with respect to the transactions contemplated by this Agreement, and the Sellers and the Shareholders hereby agree to assume all liability to any such broker, finder, agent, employee or any other person or entity claiming any such fee, bonus or commission.

              3.20 Employee Relations. As of May 31, 1996, TBP employs a total of two hundred sixty-five (265) employees and Titan employs a total of one hundred four (104) employees. Except as set forth in Schedule 3.20 hereto, as of the date hereof: (a) neither Seller is delinquent in the payment (i) to or on behalf of any past or present employees of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof or the date of the Closing, as the case may be, (ii) of any amount which is due and payable to any state or state fund pursuant to any workers' compensation statute, rule or regulation or any amount which is due and payable to any workers' compensation claimant or any other party arising under or with respect to a claim that has been filed under state statutes and approved in the ordinary course in accordance with each Seller's respective policies regarding workers' compensation and/or any applicable state statute or administrative procedure; (b) there is no unfair labor practice charge or complaint against either Seller pending before the National Labor Relations Board, and, to the knowledge of either of the Sellers and the Shareholders, none is threatened;
  (c) there is no labor strike, dispute, slowdown or stoppage actually in progress or, to the knowledge of either of the Sellers and the Shareholders, threatened against either Seller; (d) there are no collective bargaining agreements currently in effect between either Seller and labor unions or organizations representing any employees of either Seller; (e) no collective bargaining agreement is currently being negotiated by either Seller; (f) to the best of each of the Sellers' and the Shareholders' knowledge, there are no union organizational drives in progress and there has been no formal or informal request to either Seller for collective bargaining or for an employee election from any union or from the National Labor Relations Board;
  (g) no union representation or jurisdictional dispute or question exists respecting the employees of either Seller; (h) no grievance or arbitration proceedings are pending and, to the best of the Sellers' knowledge, no claim therefor has been asserted against either Seller; and (i) no dispute exists between either Seller and any of their respective sales representatives or, to the knowledge of the Sellers, between any such sales representatives with respect to territory, commissions, products or any other terms of their representation.

              3.21 Compensation. Schedule 3.21 hereto contains each of the following lists: (a) a list of all employees (including sales representatives) of each Seller for the year ended December 31, 1995, together with the amount of total compensation paid to each such person for the twelve month period ended December 31, 1995 and the current aggregate base salary or hourly rate (including any bonus or commission) for each such person; (b) a list of all employees (including sales representatives) of the Sellers as of the date of this Agreement, together with the current rate of compensation for each such person and the total compensation paid to each such person for the month ended May 31, 1996; (c) a list of all consultants of each Seller from January 1, 1994 to the date hereof, together with the amount of total compensation paid to each such person by each such Seller for the calendar year ended December 31, 1995 and the current rate of compensation for each such person; and (d) a list of all family members of the Shareholders who were employees of or consultants to either Seller as of May 31, 1996, together with the date of hire of each such person, the positions held by each such person in the applicable Seller, the amount of total compensation paid to each such person by the applicable Seller for the calendar year ended December 31, 1995 and the current rate of compensation (including any bonus or commission) for each such person.

              3.22  Patents; Trademarks; Trade Names; Copyrights; Licenses,
  Etc.

                 (a) Except as set forth on Schedule 3.22 hereto, there are no patents, trademarks, trade names, service marks, service names and copyrights, and there are no applications therefor or licenses thereof, inventions, trade secrets, computer software, logos, slogans, proprietary processes and formulae and all other proprietary information, know-how and intellectual property rights, whether patentable or unpatentable, which are owned or leased by either Seller or used in the conduct of either Sellers' business. Neither Seller is a party to, and neither Seller pays a royalty to anyone under, any license or similar agreement. There is no existing claim, or, to the knowledge of each of the Sellers and the Shareholders, any basis for any claim, against either Seller that any of its operations, activities or products infringe the patents, trademarks, trade names, copyrights or other property rights of others or that either Seller is wrongfully or otherwise using the property rights of others.

                 (b) TBP is the owner of the name "Tennessee Building Products, Inc." in the State of Alabama and is the owner of the names "Tennessee Building Products, Inc.," "Tennessee Glass Company," "Tennessee Kitchen Center, Inc.," "Windows, Doors & More, Inc." and "Tennessee Kitchen and Bath" in the State of Tennessee, and; Titan is the owner of the name "Titan Building Products, Inc." in the State of North Carolina. To the knowledge of the Sellers, no person uses, or has the right to use, such names or any derivation thereof in connection with the manufacture, assembly, sale and distribution of window and door units and other millwork and insulated glass.

              3.23  Certain Liabilities.

                 (a) Parts (a)(i) and (ii) of Schedule 3.23 hereto set forth a true and complete aged listing of all accounts payable owing by each Seller as of May 31, 1996. All accounts payable by each Seller to third parties as of the date hereof arose in the ordinary course of business and none are delinquent or past due.

                 (b) Part (b)(i) and (ii) of Schedule 3.23 hereto set forth a list of all indebtedness of each Seller as of the close of business on the day preceding the date hereof (other than accounts payable) including, without limitation, money borrowed, the deferred purchase price of assets, letters of credit and capitalized leases, indicating, in each case, the name or names of the lender, the date of maturity, the rate of interest, any prepayment penalties or premiums and the unpaid principal amount of such indebtedness as of such date.

              3.24 No Undisclosed Liabilities. Neither Seller has any material liabilities or obligations of any nature, known or unknown, fixed or contingent, matured or unmatured, other than those (a) reflected in the Interim Financial Statements, (b) incurred in the ordinary course of business since the date of the Interim Financial Statements, or (c) disclosed specifically on Schedule 3.24 hereto.

              3.25 Certain Transactions. Except as set forth in Schedule 3.25, there are no transactions between either Seller and any of the Shareholders (including the Shareholders' affiliates), or any of the directors, officers or salaried employees, or the family members or affiliates (other than for services as employees, officers and directors) of any of either of the Sellers or any of the Shareholders (including the Shareholders' affiliates), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any of the Shareholders, or any such officer, director or salaried employee, family member, or affiliate or any corporation, partnership, trust or other entity in which such family member, affiliate, officer, director or employee has a substantial interest or is a shareholder, officer, director, trustee or partner.

              3.26  Employee Benefits.

                 (a) Part (a) of Schedule 3.26 lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by each Seller or to which each Seller contributes or is required to contribute (each such plan being hereinafter called a "Welfare Benefit Plan").

                 (b) Part (b) of Schedule 3.26 lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) presently maintained by each Seller or to which each Seller contributes or is required to contribute (each such plan being hereinafter called a "Pension Benefit Plan"). No such Pension Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code and no such Pension Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No other entity which is a member of the same controlled group of organizations (within the meaning of Sections 414(b), (c) or (m) of the Code) as each Seller, maintains, contributes to or is obligated to contribute to any plan that is subject to Title IV of ERISA or Section 412 of the Code or that is a "multiemployer plan."

                 (c) Part (c) of Schedule 3.26 lists each deferred compensation plan, bonus plan, stock option plan, "phantom" stock plan, employee stock purchase plan and each other employee benefit plan, agreement, arrangement or commitment of each Seller not otherwise listed in Parts (a) or
  (b) of Schedule 3.26.

                 (d) All of the Pension Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) have been administered and maintained to date in substantial compliance with the provisions of ERISA and the Code, where required, and all other applicable laws, rules and regulations; and, except as set forth in Part (d) of Schedule 3.26, a favorable determination as to the qualification under the Code of each of the Pension Benefit Plans intended to be so qualified, and each amendment thereto, has been made by the IRS or application for such determination has been made with respect thereto within the applicable remedial amendment period. No act or omission has occurred that would cause the loss of qualified status for any Pension Benefit Plan intended to be qualified.

                 (e) Each Welfare Benefit Plan has been administered and maintained to date in substantial compliance with the requirements of ERISA and the Code, where required, and all other applicable laws, rules and regulations. No Welfare Benefit Plan is funded by means of a voluntary employees' beneficiary association ("VEBA") within the meaning of Section 501(c)(9) of the Code or is otherwise subject to the funding rules of Sections 419 and 419A of the Code. Each Welfare Benefit Plan complies and has complied with the continuation coverage (COBRA) requirements of Section 4980B of the Code to the extent such Section is applicable to such Welfare Benefit Plans. No Welfare Benefit Plan provides medical or other welfare benefits to retired or former employees of either Seller (other than COBRA continuation coverage, where applicable).

                 (f) To the knowledge of each Seller, no plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Sections 407 or 408 of ERISA or Section 4975(d) of the Code. No litigation concerning any such plan is pending or, to each of the Sellers' and the Shareholders' knowledge, threatened, nor, to the knowledge of each of the Sellers and the Shareholders, is there outstanding any complaint to the Department of Labor concerning any such plan.

                 (g) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each plan, agreement and arrangement listed in Part (c) of Schedule 3.26, and the related trust agreements or annuity contracts (or any other funding instruments), the most recent Summary Plan Descriptions thereof, all records concerning any IRS or Department of Labor audit, if any, of the same or of deductions for contributions thereto, the three most recent Annual Reports on Form 5500 required to be filed with any governmental agency for each Welfare Benefit Plan and each Pension Benefit Plan and annual financial statements for the last three (3) plan years of any Pension Benefit Plan, together with test results demonstrating compliance with coverage and either contributions or benefits non-discrimination, as required by the Code, have heretofore been, or will be prior to the Closing, delivered by each of the Sellers to the Buyer.

                 (h) Each Welfare Benefit Plan, Pension Benefit Plan, related trust agreement or annuity contract (or any other funding instruments) of each of the Sellers is legally valid and binding and in full force and effect, and there are no material defaults thereunder. None of the rights of either of the Sellers thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of each of the Sellers thereunder will be enforceable by such Seller after the Closing without the consent or agreement of any other party.

                 (i) All contributions and premium payments required with respect to the Welfare Benefit Plans, Pension Benefit Plans and other plans, arrangements and agreements listed on Schedule 3.26 have been made when due.

                 (j) The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereunder, either alone or together with subsequent events, will not result in any obligation or liability (with respect to accrued benefits or otherwise) to any Welfare Benefit Plan, Pension Benefit Plan or other plan, arrangement or agreement listed in Schedule 3.26, or to any employee or former employee of the Sellers, except for such obligations and liabilities which are being expressly assumed by the Buyer pursuant to this Agreement.

              3.27 Sellers and Shareholders Not Foreign Persons. None of the Sellers or the Shareholders is a "foreign person" as that term is defined in the Code and the regulations promulgated pursuant thereto, and the Buyer has no obligation under Section 1445 of the Code to withhold or pay over to the IRS any part of the "amount realized" (as such term is defined in the regulations issued under Section 1445 of the Code) by the Sellers and/or the Shareholders in the transactions contemplated hereby.

              3.28 Suppliers and Customers. Schedule 3.28 contains, with respect to the years ended December 31, 1994 and December 31, 1995, a true and complete list of (i) the fifty (50) largest customers (in dollar volume) of each Seller, (ii) the twenty-five (25) largest suppliers (in dollar volume) to each Seller and (iii) those customers of each Seller who are dealing with such Seller on the basis that such Seller is a minority-owned business or is a "small business" pursuant to regulations promulgated by the Small Business Administration. To the knowledge of each Seller and the Shareholders, no such supplier, customer or creditor intends or has threatened to terminate or modify any of their respective relationships with the Sellers. Except as set forth on Schedule 3.28, neither Seller is required to provide bonding or any other security arrangements in connection with any transactions with any of its respective customers or suppliers.

              3.29  Environmental Matters.

                 (a) Each Seller has obtained all permits, licenses and other authorizations which are required to be maintained by such Seller under all federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, and all provisions contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such laws, regulations, rules and ordinances (all of the foregoing being, collectively, the "Environmental Laws") for the use and operation of the Real Property and the operation of its business as it is presently being conducted, except where the failure to obtain any such permit, license or other authorization would not result in any Material Adverse Effect. All such permits, licenses and authorizations are in effect, to the best knowledge of each of the Sellers and the Shareholders, no appeal nor any other action is pending to revoke any such permit, license or authorization, and each Seller is in compliance with all terms and conditions of all such permits, licenses and authorizations except where noncompliance would not result in any Material Adverse Effect.

                 (b) Each Seller is in compliance with all Environmental Laws except where the failure to comply with any such law would not result in any Material Adverse Effect.

                 (c) There are no environmental studies or reports made by or on behalf of either Seller relating to the Real Property which have not been delivered to Buyer and are listed on Schedule 3.29(c).

                 (d) Neither Seller has, during the period of its ownership and/or use of the Real Property, and to each of the Sellers' and the Shareholders' best knowledge, no other person has at any time prior to or during the period of the Sellers' ownership and/or use of the Real Property, released, placed, stored, buried or dumped any hazardous substances, oils, pollutants or contaminants, as those terms are defined under any Environmental Law (collectively, "Hazardous Substances"), or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations or processes, on or beneath, or adjacent to, the Real Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of businesses of the Sellers (which inventories and wastes, if any, were, to the best of each of the Sellers' and the Shareholders' knowledge, and are stored and disposed of by each Seller in accordance with applicable laws and regulations and in a manner such that there has been no release of any such substances into the environment).

                 (e) To the knowledge of each of the Sellers and the Shareholders, no employee of either Seller in the course of his or her employment with such Seller has been exposed to any Hazardous Substances or other substance, generated, produced or used by such Seller which could give rise to any claim against either Seller.

                 (f) Neither Seller has received any notice or order from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for the cleanup or paying for the cost of cleanup of any Hazardous Substances or any other waste or substance and neither Seller has entered into any agreements concerning such cleanup, nor does either Seller have knowledge of any facts which might reasonably give rise to such notice, order or agreement.

                 (g) Except as described in Schedule 3.29(g), the Real Property does not contain any: (i) underground storage tanks; (ii) asbestos;
  (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances have been disposed.

                 (h) To the knowledge of each of the Sellers and the Shareholders, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will require any notice, environmental audit or other action of either Seller or of any of the other parties hereto pursuant to any Environmental Law applicable to either Seller or any of their facilities.

                 (i) Except as set forth on Schedule 3.29(i) hereto, neither Seller has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any Environmental Liabilities and Costs. For purposes of this Agreement, "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to monitor or conduct cleanup or remediation, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, or the release or threatened release of Hazardous Substances into the environment, as a result of past or present ownership, leasing or operation of any properties owned, leased or operated by either Seller.

              3.30 Bank Accounts, Credit Cards, Etc. Schedule 3.30 hereto lists all bank accounts, credit cards and safe deposit boxes in the name of, or controlled by, either Seller, and cellular telephones and paging devices provided and/or paid for by either Seller, and details about the persons having access to or authority over such accounts, credit cards, safe deposit boxes and cellular telephones and paging devices.

              3.31 Warranties. Set forth on Schedule 3.31 hereto are descriptions or copies of the forms of all express warranties and disclaimers of warranty made by each Seller (separate and distinct from any applicable manufacturers' or suppliers' warranties or disclaimers of warranties) during the past five (5) years to customers or users of the products or services of the Sellers. There have been no breach of warranty or breach of representation claims against either Seller during the past five (5) years which have resulted in any material cost, expenditure or exposure to either Seller.

              3.32 Interest in Competitors and Related Entities. Except as set forth on Schedule 3.32 hereto, no Shareholder and no affiliate of any Shareholder (meaning any person directly or indirectly controlling, controlled by or under common control with any Shareholder, whether by stock ownership, agreement or otherwise, or any parent, child or sibling of any Shareholder) (i) has any direct or indirect interest in any person or entity engaged or involved in any business which is competitive with the business of either Seller, (ii) has any direct or indirect interest in any person or entity which is a lessor of assets or properties to, material supplier of, or provider of services to, either Seller, or (iii) has a beneficial interest in any contract or agreement to which either Seller is a party; provided, however, the foregoing representation and warranty shall not apply to any person or entity, or any interest or agreement with any person or entity, which is a publicly held corporation in which the Shareholders individually and collectively own less than 3% of the issued and outstanding voting stock.

              3.33 Directors and Officers. Set forth on Schedule 3.33 hereto is a true and correct list of the names and titles of each director and officer of each Seller.

              3.34 Availability of Seller's Employees. There have been no actions taken by either Seller, their respective affiliates, or any of their respective shareholders, officers, directors or employees, to discourage, or in any way prevent, any of the employees of either Seller from being hired by the Buyer after the Closing, and neither Seller will take any such actions.

              3.35 Projected Financials. Neither of the Sellers nor any of the Shareholders has any reason to believe that the projected financials of each of the Sellers contained in the Information Memorandum prepared by J.C. Bradford & Co. dated January 1996 (the "Information Memorandum") or the assumptions upon which such projected financials were based are incorrect or incomplete; provided, that, the representation of the Sellers and the Shareholders made in this Section 3.35 shall in no way be construed as a guarantee of such projected financials of the Sellers.


                                     ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF THE BUYER

              The Buyer hereby represents and warrants to the Sellers as follows:

              4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              4.2  Authority; Consents; Enforceability.

                 (a) Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and the other agreements and documents and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of the Buyer. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder will not (i) conflict with or violate any of the provisions of the Certificate of Incorporation or By-laws of the Buyer, (ii) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court administrative or governmental agency or other body applicable to the Buyer or any of its assets, or (iii) violate or conflict with the terms of, or result in the acceleration of, any indebtedness or obligation of the Buyer under, or violate or conflict with or result in a breach by the Buyer of, or constitute a default under, any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which the Buyer is a party or by which the Buyer or any of its assets may be otherwise bound or affected.

                 (b) Consents. Except as set forth in Schedule 4.2(b) hereto, no consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party, is required in connection with the execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection herewith, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder.

                 (c) Enforceability. This Agreement constitutes, and all other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith shall, when so executed and delivered, constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

              4.3 Brokers' and Finders' Fees. The Buyer has not incurred any liability to any broker, finder, agent, employee or any other person or entity for any fees, bonuses, commissions or other payments with respect to the transactions contemplated by this Agreement, and the Buyer hereby agrees to assume all liability to any such broker, finder, agent, employee or any other person or entity claiming any such fee, bonus or commission.

              4.4 Litigation. There are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the Buyer's knowledge, threatened or probable of assertion, against the Buyer before any court, governmental or administrative agency or other body relating to this Agreement and/or the transactions contemplated hereby. The Buyer is not now under any judgment, order, writ, injunction, decree or other similar command of any court, administrative agency or other governmental agency which relate to this Agreement and/or the transactions contemplated hereby.


                                     ARTICLE 5

                         CERTAIN COVENANTS OF THE SELLERS

              The Sellers hereby covenant and agree that from and after the date hereof until the Closing:

              5.1 Provide Access to Information. Each Seller shall afford to the Buyer, its attorneys, accountants, and such other representatives of the Buyer as the Buyer shall designate to the Sellers in writing, free and full access at all reasonable times, and upon reasonable prior notice, to the Purchased Assets and the properties, books and records of each Seller and to interview personnel of each Seller and up to a total of twenty-five (25) suppliers of either Seller, of Buyer's selection, and up to a total of twenty-five (25) customers of either Seller, of Buyer's selection, in order that the Buyer may have full opportunity to make such investigation as it shall reasonably desire of the Purchased Assets (including, without limitation, any appraisals or inspections thereof), Assumed Liabilities and the businesses and operations of the Sellers. In addition, each Seller shall provide to the Buyer and its representatives such additional financial and operating data and other information in respect of the Purchased Assets, Assumed Liabilities and the business and properties of each such Seller as the Buyer shall from time to time reasonably request.

              5.2 Operation of Business of the Sellers. Each Seller shall (a) maintain its corporate existence in good standing, (b) operate its business substantially as presently operated and only in the ordinary course and consistent with past operations, (c) use its best efforts to preserve intact its present business organizations and employees and its relationships with persons having business dealings with them, (d) comply in all respects with all applicable laws, rules and regulations, (e) maintain its insurance coverages, (f) pay all Taxes, charges and assessments when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against, (g) make all debt service payments when contractually due and payable, (h) pay all accounts payable and other current liabilities when due, and (i) maintain the Welfare Benefit Plans and Pension Benefit Plans, and (j) maintain the property, plant and equipment included in the Purchased Assets in good operating condition taking into account the age thereof.

              5.3 Books of Account. Each Seller shall maintain its books and records of account in the usual, regular and ordinary manner.

              5.4 Retention of Employees. Each Seller shall use its reasonable best efforts to encourage such personnel of such Seller as the Buyer may designate in writing to become employees of the Buyer after the date of the Closing.

              5.5 Issuance of Securities. Neither Seller shall (a) issue any debt or equity security or any options or warrants, (b) enter into any subscriptions, agreements, plans or other commitments pursuant to which either Seller is or may become obligated to issue any shares of its capital stock or any securities convertible into shares of its capital stock, (c) otherwise change or modify its capital structure, (d) engage in any reorganization or similar transaction, or (e) agree to take any of the foregoing actions.

              5.6 Other Changes. Neither Seller shall take, cause, agree to take or cause, or permit to occur any of the actions or events set forth in
  Section 3.6 of this Agreement.

              5.7 Additional Information. Each Seller shall furnish to the Buyer such additional information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any representation or warranty made by either Seller or any information contained in any Schedule hereto or in other information supplied in connection herewith then inaccurate or incomplete. The receipt of such additional information by the Buyer shall not operate as a waiver by the Buyer of the obligation of the Sellers to satisfy the conditions to Closing set forth in Section 7.1 hereof.

              5.8 Publicity. Except as may be required by law or the applicable rules or regulations of any securities exchange, none of the Sellers or the Shareholders shall make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Buyer.

              5.9 Other Negotiations. None of the Sellers or the Shareholders shall pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any other person or entity (other than the Buyer and its representatives and affiliates) regarding the sale or other disposition of the assets or capital stock of either Seller or any merger or consolidation or similar transaction involving either Seller.

              5.10 Closing Conditions. The Sellers shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in
  Article 7 hereof required herein to be satisfied by the Sellers and any other covenants or agreements of the Sellers to be satisfied prior to the Closing.

              5.11  Environmental Audit.

              The Sellers shall allow an environmental auditing firm selected by the Buyer and paid for by the Buyer (the "Environmental Auditor") to have access to the Real Property in order to conduct an environmental investigation, satisfactory to the Buyer in scope of, and to prepare a report with respect to, the Real Property (the "Environmental Audit"). The Sellers shall provide to the Environmental Auditor: (i) reasonable access to all its existing records concerning the matters which are the subject of the Environmental Audit; and (ii) reasonable access to the employees of the Sellers and the last known addresses of former employees of the Sellers who is most familiar with the matters which are the subject of the Environmental Audit (the Sellers agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Sellers shall otherwise cooperate with the Environmental Auditor in connection with the Environmental Audit.


                                     ARTICLE 6

                          CERTAIN COVENANTS OF THE BUYER

              The Buyer hereby covenants and agrees that:

              6.1 Publicity. From and after the date hereof until the Closing, except as may be required by law or as necessary in connection with the transactions contemplated hereby, the Buyer shall not make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Sellers.

              6.2 Closing Conditions. From and after the date hereof until the Closing, the Buyer shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Article 8 hereof required herein to be satisfied by the Buyer.

              6.3  Employment of Sellers' Employees and Employee Benefits.

                 (a) Employment. On or before the Closing Date, the Buyer shall make offers of employment to the active employees of the Sellers ("Seller Employees"). Seller Employees who accept such offers of employment and commence employment with the Buyer shall be employees at will and referred to herein as "Hired Employees". Any Seller Employee absent from work due to a leave of absence or disability as of the Closing shall be offered employment by the Buyer at such time as such Seller Employee is able to return to work in the capacity in which he or she worked immediately prior to such absence. Any Seller Employee absent from work due to a leave of absence or disability as of the Closing who is subsequently offered employment by the Buyer will become a Hired Employee at such time the employee accepts the offer of employment and commences work for the Buyer.

                 (b) Seller's Defined Contribution Plan. Effective as of the Closing, the Buyer shall assume the sponsorship of the Tennessee Building Products, Inc. Retirement Savings Plan and Trust Agreement ("Seller 401(k) Plan"). Notwithstanding anything else to the contrary contained herein, Sellers shall indemnify and hold harmless the Buyer from and against any claims and the related costs and expenses of defending such claims (including attorneys' fees) to the extent such claims arise from the Sellers' administration of the Seller 401(k) Plan prior to the Closing. Prior to the assumption of assets and benefit liabilities under the Seller 401(k) Plan, the Sellers shall deliver to the Buyer evidence reasonably satisfactory to Buyer that the Seller 401(k) Plan and related trust are qualified under Sections 401(a) and 501(a) of the Code.

                 (c) Sellers' Welfare Plans. Effective as of the Closing, Buyer shall assume the Sellers' Health, Life Insurance (and Dependant Life Insurance), AD&D, Short-Term Disability and Long-Term Disability Plans (the "Seller Welfare Plans"). The Sellers shall take all such actions as necessary to assign the respective insurance policies and preferred provider contracts to the Buyer and the Sellers shall indemnify and hold harmless Buyer from and against any claims and the related costs and expenses of defending such claims (including attorneys' fees) to the extent such claims arise from the Sellers' administration of the Seller Welfare Plans prior to the Closing.

                 (d) Vacation and Sick Days. With respect to the Hired Employees, the Buyer shall recognize all accrued and unused vacation days and sick days as of the Closing, and the Buyer shall permit the Hired Employees to use such accrued vacation days and sick days following the Closing in a manner similar to that provided under the Sellers' vacation and sick day policies.

                 (e) TBP Salary Continuation Agreements. The Buyer shall not assume any liability for or any obligation of either Seller under any TBP Salary Continuation Agreement (each, an "SCA")


                                     ARTICLE 7

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

              The obligations of the Buyer under this Agreement at the Closing and the consummation by the Buyer of the transactions contemplated hereby are subject to the satisfaction or fulfillment by the Sellers, prior to or at the Closing, of each of the following conditions, unless waived by the Buyer:

              7.1 Representations and Warranties. The representations and warranties made by the Sellers and the Shareholders in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the date of the Closing as though such representations and warranties were made at and as of such times.

              7.2 Performance of Obligations of the Sellers. The Sellers shall have performed and complied in all material respects with all their covenants, agreements, obligations and restrictions pursuant to this Agreement required to be performed or complied with prior to or at the Closing.

              7.3 Closing Certificate. Each Seller shall have delivered a certificate, signed by each such Seller's President and dated the date of the Closing, certifying to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof.

              7.4 Opinion of Counsel. The Buyer shall have received an opinion of Boult, Cummings, Conners & Berry, counsel to the Sellers and the Shareholders, dated the date of the Closing, in the form of Exhibit 7.4 annexed hereto.

              7.5 Supporting Documents. The Buyer shall have received the following:

                 (a) A copy of the Charter of TBP and a copy of the Articles of Incorporation of Titan, in each case with all amendments thereto and certified as of a recent date by the Secretary of State of the State of Tennessee and the Secretary of State of the State of North Carolina, respectively;

                 (b) One or more certificates of the Secretary of State of the State of Tennessee and/or the Secretary of State of the State of North Carolina, as the case may be, dated as of a recent date as to the due incorporation and good standing of each Seller, and stating that neither Seller owes any franchise taxes in such state and listing all documents of each Seller on file with said official;

                 (c) One or more certificates of officials from the jurisdictions listed on Schedule 3.1 hereto as to the good standing of each Seller in such jurisdictions;

                 (d) A certificate of the Secretary or an Assistant Secretary of each Seller dated the date of the Closing and certifying (i) that attached thereto is a true, complete and correct copy of the By-laws of such Seller as in effect on the date of such certification, (ii) that the Charter or the Articles of Incorporation of such Seller have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to subsection (a) above, (iii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors and the Shareholders of each such Seller approving the transactions contemplated hereby and authorizing the execution, delivery and performance by each such Seller of this Agreement and the sale and transfer of the Purchased Assets as in effect on the date of such certification, and (iv) as to the incumbency and signatures of those officers of each such Seller executing any instrument or other document delivered in connection with such transactions;

                 (e) Uniform Commercial Code Search Reports on Form UCC-11 with respect to each Seller from the states and local jurisdictions where the principal places of business of each such Seller and the Purchased Assets are located and releases on Form UCC-3 of any liens listed on such report; and

                 (f) Such reasonable additional supporting documents and other information as the Buyer or its counsel may reasonably request.

              7.6  Bills of Sale, Etc.   The Buyer shall have received a duly
  executed Bill of Sale from each Seller and all necessary deeds, assignments, documents and instruments to effect the transfers, conveyances and assignments to the Buyer referred to in Article 1 hereof, free and clear of all Encumbrances, and each of the Sellers shall have taken such action as shall be necessary to put the Buyer in actual possession and exclusive control of each of the Purchased Assets (including, without limitation, the delivery of keys).

              7.7 Books and Records. The Buyer shall have received all books and records of, or pertaining to, the businesses of the Sellers and the Purchased Assets and Assumed Liabilities, except the corporate minute books and stock record books of the Sellers, which are not required to be transferred to the Buyer pursuant to Section 1.1 hereof.

              7.8 Change of Names of Sellers; Use of Sellers' Names by Buyer. At the Closing, each Seller shall deliver to the Buyer all documents, including, without limitation resolutions of the Board of Directors and the shareholders of each such Seller, necessary to effect a change of corporate names of the Sellers after the Closing to names other than "Tennessee Building Products, Inc." and "Titan Building Products, Inc." or any variation thereof which names shall be sufficiently different from the name of the Buyer and "Tennessee Building Products, Inc." and "Titan Building Products, Inc." as to distinguish them upon the records in the office of the Secretary of State of Tennessee and/or the Office of the Secretary of State of North Carolina, as the case may be, from such names and such names shall be sufficiently different from the names "Tennessee Kitchen Center, Inc.," "Windows, Doors & More, Inc.," "Tennessee Glass Company" and "Tennessee Kitchen and Bath" as to distinguish them from such names. Each Seller shall also have delivered to the Buyer at the Closing a written consent to the use by the Buyer or any parent, subsidiary or affiliate of the Buyer, or any successor or assignee of any thereof, of the names "Tennessee Building Products, Inc.," "Titan Building Products, Inc.," "Tennessee Kitchen Center, Inc.," "Windows, Doors & More, Inc.," "Tennessee Glass Company" and "Tennessee Kitchen and Bath" or any variant thereof and an agreement satisfactory to the Buyer that the Sellers will not use the names "Tennessee Building Products, Inc.," "Titan Building Products, Inc.," "Tennessee Kitchen Center, Inc.," "Windows, Doors & More, Inc.," "Tennessee Glass Company" or "Tennessee Kitchen and Bath" or any variant thereof.

              7.9 Consents. The Buyer shall have received duly executed copies of all consents, authorizations, approvals, notices, registrations and filings referred to in Sections 3.2(b) and 3.7(b) hereof, including without limitation, the expiration or termination of the waiting period, including any extensions thereof, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable.

              7.10 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in a violation of any law, rule, decree or regulation of any governmental authority having appropriate jurisdiction and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

              7.11 Authorizations. The Buyer shall have received evidence of the transfer to the Buyer of all Authorizations referred to in Section 3.13 of this Agreement or the Sellers shall have effectively obtained or made on behalf of the Buyer or assisted the Buyer in obtaining or making, all Authorizations.

              7.12 No Material Adverse Change or Undisclosed Liability. There shall have been no material adverse change or development in the business, prospects, properties, earnings, results of operations or financial condition of either Seller or any of the Purchased Assets or Assumed Liabilities, and no fact or condition shall exist or be contemplated or threatened which will, or, in the Buyer's reasonable judgment, would be reasonably likely to, cause such a change or development or result in a liability or obligation of either Seller not previously disclosed in writing to the Buyer.

              7.13 Environmental Matters and Other Inspections. The Buyer and its representatives shall have been afforded the opportunity to perform environmental site assessments and building and other property inspections and appraisals in a manner determined by the Buyer as necessary in order that the Buyer may properly investigate and evaluate the Real Property and the Purchased Assets.

              7.14 Approval of Legal Matters. The form of all instruments, certificates and documents to be executed and delivered by the Sellers to the Buyer pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

              7.15 Satisfactory Investigation. The Buyer, its accountants, attorneys, building inspectors and other representatives shall have been given a full opportunity to conduct a due diligence review (including, without limitation, interviews of the Sellers' employees, customers and suppliers and inspection and measurement of the Real Property) in accordance with Section 5.1 hereof and the Buyer shall have been satisfied, in its sole discretion, in all respects with the results of such investigation; provided, that, after August 5, 1996, unless written notification by the Buyer to the Sellers to the contrary shall have been given on or before August 5, 1996, the condition set forth in this Section 7.15 shall be deemed to be satisfied.

              7.16 Adverse Laws. No statute, rule, regulation or order shall have been adopted or promulgated which materially adversely affects the Purchased Assets, the Assumed Liabilities or the business of either Seller.

              7.17 Appointment Letter. The appointment letter between the Buyer and John Whipple, executed by such parties on July 19, 1996 (the "Appointment Letter"), shall be in full force and effect at and as of the Closing Date.

              7.18 Non-Competition Agreement. The Sellers, the Shareholders and John Whipple shall have executed and delivered to the Buyer the Non-Competition Agreement substantially in the form of Exhibit 7.18 attached hereto.

              7.19 Assignment and Assumption of Leases. The appropriate Seller shall have executed and delivered to the Buyer agreements of Assignment and Assumption ("Agreements of Assignment and Assumption") with respect to the Leases for each of the facilities located at Huntsville, Alabama; Chattanooga, Tennessee; Charlotte, North Carolina, and; Greenville, South Carolina, together with the Consent and Estoppel Certificate and a Landlord Waiver from the landlord under each such Lease, substantially in the forms of Exhibits 7.19(a), (b) and (c), respectively, attached hereto.

              7.20 Facility Leases. The appropriate landlord of each of the Nashville facility, the Chattanooga facility and the Nashville glass facility shall have executed and delivered to the Buyer a lease with respect to each such facility, substantially in the form of Exhibit 7.20 hereto (the "Facility Leases"). Each such landlord shall have also delivered a Landlord Waiver with respect to each such Facility Lease, substantially in the form of
  Exhibit 7.19(c) attached hereto.

              7.21 Escrow Agreement. The Sellers shall have executed and delivered to the Buyer the Escrow Agreement.

              7.22 Employee Waivers. The Buyer shall have received an executed Employee Waiver, substantially in the form attached hereto as
  Exhibit 7.22, from each employee who is a party to an SCA with either Seller.

              7.23 Management Contract. The Management Contract between Tennessee Building Products, Inc. and F&S Management Company, dated December 30, 1987 (the "Management Contract") shall have been terminated by the parties thereto, and the Buyer shall have received evidence reasonably satisfactory to Buyer of such termination;


                                     ARTICLE 8

                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

              The obligations of the Sellers under this Agreement at the Closing and the consummation by the Sellers of the transactions contemplated hereby are subject to the satisfaction or fulfillment by the Buyer, prior to or at the Closing, of each of the following conditions, unless waived by the
  Sellers:

              8.1 Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the date of the Closing as though such representations and warranties were made at and as of such times.

              8.2 Performance of Obligations of the Buyer. The Buyer shall have performed and complied in all material respects with all its covenants, agreements, obligations and restrictions pursuant to this Agreement required to be performed or complied with prior to or at the Closing.

              8.3 Closing Certificate. The Buyer shall have delivered a certificate, signed by the Buyer's Vice President and dated the date of the Closing, certifying to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereto.

              8.4 Payment of Purchase Price. The Buyer shall have tendered to the Sellers payment of the cash portion of the Purchase Price and deposited the Escrow Amount in accordance with the Escrow Agreement.

              8.5 Opinion of Counsel. The Sellers shall have received an opinion of Winthrop, Stimson, Putnam & Roberts, counsel to the Buyer, dated the date of the Closing, in the form of Exhibit 8.5 annexed hereto.

              8.6 Supporting Documents. The Sellers shall have received the following:

                 (a) A copy of the Certificate of Incorporation of the Buyer, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

                 (b) A certificate of the Secretary of State of the State of Delaware dated as of a recent date as to the due incorporation and good standing of the Buyer;

                 (c) A certificate of the Secretary or an Assistant Secretary of the Buyer dated the date of the Closing, and certifying (i) that attached thereto is a true, complete and correct copy of the By-laws of the Buyer as in effect on the date of such certification, (ii) that the Certificate of Incorporation of the Buyer has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to Subsection (a) above, (iii) that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of the Buyer approving the transactions contemplated hereby and authorizing the execution, delivery and performance by the Buyer of this Agreement as in effect on the date of such certification, and (iv) as to the incumbency and signatures of certain officers of the Buyer executing any instrument or other document delivered in connection with such transactions; and

                 (d) Copies of all authorizations, consents, approvals, notices, filings and registrations referred to in Section 4.2(b) hereof, including without limitation, the expiration or termination of the waiting period, including any extensions thereof, under the HSR Act, if applicable.

              8.7 Approval of Legal Matters. The form of all certificates, instruments and documents to be executed and/or delivered by the Buyer to the Sellers pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Sellers and its counsel, none of whose approval shall be unreasonably withheld or delayed.

              8.8 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, rule, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

              8.9 Appointment Letter. The Appointment Letter shall be in full force and effect at and as of the Closing Date.

              8.10 Agreements of Assignment and Assumption. The Buyer shall have executed and delivered to the appropriate Seller the Agreements of Assignment and Assumption.

              8.11 Facility Leases. The Buyer shall have executed and delivered the Facility Leases to the appropriate landlords.

              8.12 Employment of Sellers' Employees. The Buyer shall have made offers of employment to all of Sellers' employees in accordance with
  Section 6.3 of the Agreement; provided, that, no such offer shall give any employee the right to continuing employment.


                                     ARTICLE 9

                       TRANSFER TAXES; PRORATION OF CHARGES

              9.1 Certain Taxes and Fees. All sales, transfer, documentary, stamp, recording and other similar taxes and/or fees which may be due or payable in connection with the sale of the Purchased Assets pursuant hereto shall be borne by the Sellers.

              9.2 Proration of Certain Charges. The following Taxes, charges and payments ("Charges") shall be prorated on a per diem basis and apportioned between the Sellers and the Buyer as of the date of the Closing: real property, intangibles Taxes, utility charges, rental or lease charges, license fees, general assessments imposed with respect to the Purchased Assets, employee payrolls and employee benefit plan contributions and related premium payments and any other Taxes, charges, fees, assessments and expenses not measured or measurable in whole or in part by net or gross income or receipts. The Sellers shall be liable for that portion of the Charges relating to, or arising in respect of, periods on or prior to the date of the Closing and the Buyer shall be liable for that portion of the Charges relating to, or arising in respect of, any period after the date of the Closing. Attached hereto as Schedule 9.2 is a pro forma schedule of all such charges anticipated to be accrued as of the date of the Closing, setting forth the respective categories thereof and the amounts thereof.


                                    ARTICLE 10

                            SURVIVAL OF REPRESENTATIONS

                          AND WARRANTIES; INDEMNIFICATION

              10.1 Survival of Representations and Warranties. All statements contained in any schedule or certificate delivered hereunder or in connection herewith by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder unless otherwise expressly provided herein. The representations and warranties of the Sellers, the Shareholders and the Buyer contained in this Agreement, including those contained in any Schedule or certificate delivered hereunder or in connection herewith, shall survive the Closing hereunder to the extent provided in Section 10.5.

              10.2 Agreement to Indemnify by the Sellers. Subject to the terms and conditions of Sections 10.4 and 10.5 hereof, the Sellers and the Shareholders hereby agree, jointly and severally, to indemnify and save the Buyer, its permitted assigns hereunder, and their respective officers, directors and employees (each, a "Buyer Indemnitee") harmless from and against, for and in respect of, any and all demands, judgments, injuries, penalties, damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, expenses, Environmental Liabilities and Costs (including, without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any Buyer Indemnitee (collectively, "Buyer's Damages") arising out of or based upon or resulting from or in connection with or as a result of:

                 (a) the untruth, inaccuracy or breach of any representation or warranty of the Sellers or any Shareholder contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith;

                 (b) the breach or nonfulfillment of any covenant or agreement of either Seller contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

                 (c) the assertion against the Buyer or the Purchased Assets of any liability or obligation of either Seller (whether absolute, accrued, contingent or otherwise and whether a contractual, tort or any other type of liability, obligation or claim) not expressly assumed by the Buyer pursuant to this Agreement;

                 (d) any loss of life, injury to persons or property, or damage to natural resources caused by the actual, alleged, or threatened release, storage, transportation, treatment or generation, of Hazardous Substances generated, stored, used, disposed of, treated, handled or shipped by either Seller on or before the date of the Closing;

                 (e) any cleanup of Hazardous Substances released, disposed of or discharged: (i) on, beneath or adjacent to the Real Property prior to or on the date of the Closing; or (ii) at any other location if such substances were generated, used, stored, treated, transported or released by either Seller prior to or on the date of the Closing;

                 (f) any and all expenses (including brokers' and finders' fees and taxes) of the Sellers or the Shareholders related to the consummation of the transactions contemplated by this Agreement; or

                 (g) any and all liabilities and obligations arising out of or related to express or implied warranties given by either Seller to its customers with respect to products manufactured and sold by either Seller prior to the Closing Date; provided, that, such liabilities and obligations are not in the ordinary course of business and are in nature or amount unusual or exceptional.

              10.3 Agreement to Indemnify by the Buyer. Subject to the terms and conditions of Sections 10.4 and 10.5 hereof, the Buyer hereby agrees to indemnify and save the Sellers and the Shareholders and their respective shareholders, officers, directors and employees (each, a "Seller Indemnitee") harmless from and against, for and in respect of, any and all demands, judgments, injuries, penalties, damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any Seller Indemnitee (collectively "Seller's Damages") arising out of or based upon or in connection with or as a result of:

                 (a) the untruth, inaccuracy or breach of any representation or warranty of the Buyer contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith;

                 (b) the breach or nonfulfillment of any covenant or agreement of the Buyer contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

                 (c) the assertion against either Seller of any liability or obligation included in the Assumed Liabilities;

                 (d) any and all expenses (including brokers' and finders' fees and taxes) of the Buyer related to the consummation of the transactions contemplated by this Agreement; or

                 (e) the operation of the Purchased Assets by the Buyer after the Closing.

              10.4 Procedures Regarding Third Party Claims. The procedures to be followed by the Buyer, the Sellers and the Shareholders with respect to indemnification hereunder regarding claims by third persons which could give rise to an indemnification obligation hereunder shall be as follows:

                 (a) Promptly after receipt by any Buyer Indemnitee or Seller Indemnitee, as the case may be, of notice of the commencement of any action or proceeding (including, without limitation, any notice relating to a tax audit) or the assertion of any claim by a third person, which the person receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the "Indemnified Party") shall give notice of such action, proceeding or claim to the party against whom indemnification pursuant hereto is sought (the "Indemnifying Party"), setting forth in reasonable detail the nature of such action, proceeding or claim, including copies of any written correspondence from such third person to such Indemnified Party.

                 (b) The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of such action, proceeding or claim, and, if (i) the action, proceeding or claim involved seeks (and continues to seek) solely monetary damages, (ii) the Indemnifying Party confirms, in writing, its obligation hereunder to indemnify and hold harmless the Indemnified Party with respect to such damages in their entirety pursuant to Sections 10.2 or 10.3 hereof, as the case may be, and (iii) the Indemnifying Party shall have made provision which, in the reasonable judgment of the Indemnified Party, is adequate to satisfy any adverse judgment as a result of its indemnification obligation with respect to such action, proceeding or claim, then the Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate therein after such assumption, the costs of such participation following such assumption to be at its own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided, that, such settlement is paid in full by the Indemnifying Party and will not have any direct or indirect continuing material adverse effect upon the Indemnified Party.

                 (c) With respect to any action, proceeding or claim as to which (i) the Indemnifying Party does not have the right to assume the defense or (ii) the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party shall assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall be entitled to participate in the defense of such action, proceeding or claim, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under Sections 10.2 or 10.3 hereof, as the case may be. The Indemnified Party shall have full rights to dispose of such action, proceeding or claim and enter into any monetary compromise or settlement; provided, however, in the event that the Indemnified Party shall settle or compromise any claims involved in such action, proceeding or claim insofar as they relate to, or arise out of, the same facts as gave rise to any claim for which indemnification is due under Sections 10.2 or 10.3 hereof, as the case may be, it shall act reasonably and in good faith in doing so.

                 (d) Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such action, proceeding or claim including, without limitation, by making available to the other all pertinent information and witnesses within its control.

              10.5  Period of Indemnity.  The indemnities contained in this
  Article 10 shall expire fifteen (15) months from the Closing Date, except (i) with respect to the indemnities for breach of the representations and warranties of the Sellers and the Shareholders contained in Section 3.16 which shall expire 60 days after the expiration of the applicable Tax statute of limitation; (ii) with respect to Buyer's Damages or Seller's Damages as to which notice has been given pursuant to Section 10.4 within such period, in which case the indemnification period shall be extended until final resolution of such Damages; and (iii) there shall be no limitation period with respect to either Buyer's Damages arising under the Sellers' indemnification obligations under Section 10.2(b), (c), (d), (e) and (f) or with respect to Seller's Damages arising under Buyer's indemnification obligations under Section 10.3(b), (c), (d) and (e).

              10.6 Limitation of Liability. The obligations and liabilities of the Buyer and the Sellers and the Shareholders for indemnification and breaches of representations and warranties hereunder shall be subject to the following limitations:

                 (a) Provided that the Closing shall have taken place, the rights to indemnification of the Buyer, on the one hand, and the Sellers and the Shareholders, on the other hand, shall be limited to a maximum aggregate recovery from the other party or parties of an amount equal to ten percent (10%) of the Purchase Price, as adjusted pursuant to Section 1.3(b) hereof; and

                 (b) No indemnification shall be required to be made by the Buyer, on the one hand, or the Sellers and the Shareholders, on the other hand, unless the cumulative aggregate total amount of Buyer's Damages or Seller's Damages, as the case may be, exceeds an amount equal to $200,000, and then only to the extent of such excess;

  provided, that, the foregoing limitations on liability set forth in subsections (a) and (b) above shall not apply to (or count towards) any indemnification obligations arising out of (i) fraud, willful misconduct or knowing misstatement of the Buyer, on the one hand, or either Seller or any Shareholder, on the other hand; (ii) indemnification obligations under Sections 10.2(d), (e) or (f); and/or (iii) any amounts paid by any party hereto to another party pursuant to Section 1.3(b) of this Agreement.


                                    ARTICLE 11

                                    TERMINATION

              This Agreement may be terminated prior to the Closing (a) at any time by the written mutual consent of the Buyer and the Sellers, (b) by the Buyer, if the conditions set forth in Article 7 hereof shall not have been met by the close of business on September 30, 1996, (c) by the Sellers if the conditions set forth in Article 8 hereof shall not have been met by the close of business on September 30, 1996, (d) by the Buyer at any time on or before August 5, 1996 for any reason other than as set forth in (b) above, and thereafter for any such reason other than as set forth in (b) above, in either case upon the payment by the Buyer to the Sellers of $1,000,000 (which payment shall be in lieu of payment for any and all other liabilities of or payments by the Buyer, notwithstanding anything else to the contrary contained herein), or (e) by the Buyer in the event that the Sellers have not obtained, on or before August 5, 1996, the consents necessary under that certain Distributorship Agreement by and between TBP and Merillat Industries, Inc. or have not obtained a Consent and Estoppel Certificate and Landlord Waiver from the landlord under, and any other consent necessary pursuant to, that certain Lease Agreement by and between Titan and SCI NC Limited Partnership dated February 15, 1995. In the event that this Agreement is terminated as aforesaid, this Agreement shall be of no further force or effect and no party shall have any liability to any other party hereto except as provided above; provided, however, that (except as set forth in (d) above) the termination of this Agreement will not relieve either party of any liability for breach of any agreement hereunder occurring prior to such termination and, provided, further, that, notwithstanding such termination, the provisions of Sections 5.8, 6.1 and 13.2 hereto shall survive any termination of this Agreement.


                                    ARTICLE 12

                             GUARANTY OF SHAREHOLDERS

              12.1 Guaranty. The Shareholders of each Seller, jointly and severally, hereby guarantee, with respect to such Seller as to which such Shareholder is an owner, the due and punctual payment, observance and performance by each such Seller of each and all of the obligations and liabilities of each such Seller under this Agreement and all other agreements, documents and instruments to be executed and delivered by the Sellers pursuant to, or in connection with, this Agreement (collectively, the "Other Agreements"), including, without limitation, the Sellers' obligations to indemnify and save the Buyer harmless, in accordance with the provisions of Article 10 of this Agreement. All of the foregoing liabilities and obligations of the Sellers under this Agreement and the Other Agreements, together with any and all reasonable fees, costs and expenses (including, without limitation, attorneys' fees) which may be paid or incurred by the Buyer in enforcing or collecting liabilities and obligations of the Shareholders under this Guaranty, are hereinafter called, collectively, the "Guaranteed Obligations" and, individually, a "Guaranteed Obligation."

              12.2 Notice to the Shareholders. The Shareholders hereby agree that if any Guaranteed Obligation is not paid, observed or performed, as the case may be, when and as due, the Buyer may notify the Shareholders of such non-performance, whereupon the Shareholders shall cause the applicable Seller to promptly pay, observe or perform or the Shareholders, jointly and severally, will promptly pay, observe or perform, as the case may be, such Guaranteed Obligation.

              12.3 Absoluteness of Guaranty. The obligations of the Shareholders under this Guaranty shall be absolute and unconditional, present and continuing, irrespective of any bankruptcy proceeding involving the Sellers or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of or termination of the existence of any Seller, or any circumstance which might constitute a legal or equitable discharge of a guarantor.

              12.4 Guaranty Not Affected. Each of the Shareholders hereby consents and agrees that, at any time and from time to time:

                 (a) the time, manner, place and/or terms and conditions of payment, observance or performance of all or any of the Guaranteed Obligations may be extended, amended, modified or changed pursuant to agreement between the Buyer and the Sellers;

                 (b) any action may be taken under or in respect of this Agreement or any of the Other Agreements, and the exercise of any remedy, power or privilege thereunder may be waived, omitted or not enforced;

                 (c) the time for performance of or compliance with any term, obligation, covenant or agreement on the part of the Sellers to be performed or observed by the Sellers under this Agreement or any of the Other Agreements may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to; and

                 (d) this Agreement and/or any of the Other Agreements may be amended or modified in any respect by the parties thereto,

  all in such manner and upon such terms as the parties thereto may deem proper, and without notice to or further assent from the Shareholders, and all without affecting this Guaranty or the obligations of the Shareholders hereunder, which shall continue in full force and effect until all of the Guaranteed Obligations and all obligations of the Shareholders hereunder shall have been fully paid, observed and performed.

              12.5 Waiver. Each of the Shareholders hereby waives notice of acceptance of this Guaranty, presentment, demand, protest, or (except as set forth in Section 12.2 hereof) any notice of any kind whatsoever, with respect to any or all of the Guaranteed Obligations, and promptness in making any claim or demand hereunder; and no act or omission of any kind shall in any way affect or impair this Guaranty. Each of the Shareholders, except as set forth in Section 12.2 hereof, also waives any requirement, and any right to require, that any right or power be exercised or any action be taken against either Seller or any other person or entity or any assets for any of the Guaranteed Obligations.

              12.6 No Subrogation. Notwithstanding any payment, observance or performance made by the Shareholders pursuant to this Article 12, the Shareholders hereby irrevocably waive any and all rights of subrogation to all of the Buyer's rights against the Sellers and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights against the Sellers or against any endorser or other guarantor of all or any part of any obligations of the Sellers to the Buyer with respect to any liabilities of the Shareholders under this Article 12. If, notwithstanding the foregoing, any amount shall be paid to the Shareholders on account of any subrogation rights at any time when all of the obligations of the Sellers to the Buyer shall not have been paid in full, such amount shall be held by the Shareholders in trust for the Buyer, segregated from other funds of the Shareholders, and shall, forthwith upon receipt by the Shareholders, be turned over to the Buyer in the exact form received by the Shareholders (duly endorsed by the Shareholders to the Buyer, if required), to be applied against the obligations of the Sellers to the Buyer, whether matured or unmatured, in such order as the Buyer may determine.

              12.7 Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, observance or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Buyer upon the insolvency, bankruptcy or reorganization of the Sellers, all as though such payment, observance or performance had not been made.


                                    ARTICLE 13

                             MISCELLANEOUS PROVISIONS

                 13.1 Access to Books and Records. The Buyer shall, for a period of six years following the Closing, give, and shall cause to be given, to each of the Sellers and their authorized representatives such access, during normal business hours and upon prior notice, to such books and records constituting part of the Purchased Assets as shall be reasonably necessary for the Sellers in connection with the preparation and filing of the Sellers' tax returns for periods prior to the Closing, and to make extracts and copies of such books and records at the expense of the Sellers; provided, that, the Sellers shall keep the Buyer informed as to the expiration of the statutes of limitations with respect to the Sellers for taxable periods prior to the Closing for which the Buyer is in possession of books and records constituting part of the Purchased Assets.

              13.2  Confidentiality.

                 Notwithstanding anything herein to the contrary, each party shall hold in strict confidence documents and information concerning the other, the other's affiliates and their respective businesses and properties (including that of the Sellers) and the transactions contemplated hereby, except that either party may disclose such documents and information to (i) any governmental authority reviewing the transactions contemplated hereby or as required in either party's judgment pursuant to federal or state laws; or
  (ii) such persons as are required to have such information in either party's good faith judgment in order to assist either party in consummating the transactions contemplated hereby, and except that upon consummation of the transactions contemplated by this Agreement, the Buyer may disclose such documents and information to such persons as it may desire in order to carry on the businesses heretofore conducted by the Sellers. The Buyer agrees that upon termination of this Agreement for any reason, the Buyer shall return to the Sellers, upon the Sellers' request, all copies of all documents and other information provided to the Buyer by the Sellers hereunder.

              13.3 Remedies. Each of the parties to this Agreement is entitled to all remedies in the event of breach provided at law or in equity, specifically including, but not limited to, specific performance.

              13.4 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or one (1) Business Day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

  If to the Buyer, to:

       Morgan Products Ltd.
       469 McLaws Circle
       Williamsburg, VA  23185
       Telecopier No.:  (757) 564-1714
       Attention:  Douglas H. MacMillan

  with a copy to:

       Winthrop, Stimson, Putnam & Roberts
       Financial Centre
       695 East Main Street
       Post Office Box 6760
       Stamford, CT  06904-6760
       Telecopier No.:  (203) 965-8226
       Attention:  Frode Jensen, III, Esq.

  If to either Seller or either Shareholder, to:

       Tennessee Building Products, Inc.
       Titan Building Products, Inc.
       c/o Mr. James Fishel
       6420 East Valley Court
       Nashville, TN   37205

                 and

       c/o  Mr. James Schulman
       588 Harpeth Trace Drive
       Nashville, TN   37221
       Attention:  James Schulman

  in either case, with a copy to:

       Boult, Cummings, Conners & Berry
       414 Union Street
       Suite 1600
       Nashville, TN  37219
       Telecopier No.:  (615) 252-2380
       Attention:  Davis H. Carr, Esq.

              The Buyer, the Sellers or the Shareholders may change the address or telecopier number to which such communications are to be directed by giving written notice to the others in the manner provided in this Agreement.

              13.5  Parties in Interest; No Third Party Beneficiaries.

                 (a) Subject to Section 13.6 hereof, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

                 (b) Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of the Sellers or the Buyer, or any other person, firm, corporation or legal entity, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

              13.6 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided, that, Buyer may assign its rights and obligations under this Agreement to any affiliate of Buyer presently existing or hereafter formed and to any person or entity that shall acquire all or substantially all of the assets of the Buyer; provided, further, however, that no such assignment shall relieve the Buyer of its obligations hereunder.

              13.7 Entire Agreement; Amendment. This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties hereto with respect to its subject matter.
  There are no representations, promises, warranties, covenants or undertakings other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto, and any condition to a party's obligations hereunder may only be waived in writing by such party.

              13.8 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              13.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

              13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to its principles of conflicts of law.

              13.11 Knowledge. Whenever any representation or warranty of the Sellers contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of the Sellers, such knowledge shall be deemed to include the knowledge of any of the Shareholders.

              13.12 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT.

              13.13 Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

              13.14 Severability. In the event that any provision, or part thereof, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

              13.15 Expenses. Except as otherwise set forth herein, each party shall be responsible for its own legal fees and other costs and expenses incurred in connection with this Agreement and the negotiation and consummation of the transactions contemplated hereby.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day, month and year first above written.

                                MORGAN PRODUCTS LTD.


                                By:  /s/ Larry R. Robinette
                                     Name:  Larry R. Robinette
                                     Title: President & Chief
                                            Executive Officer

                                TENNESSEE BUILDING PRODUCTS, INC.


                                By:  /s/ James F. Fishel, President
                                     Name:  James Fishel
                                     Title: President


                                TITAN BUILDING PRODUCTS, INC.


                                By:  /s/ James F. Fishel, President
                                     Name:  James Fishel
                                     Title: President



                                /s/ James F. Fishel
                                     James Fishel


                                /s/ James Schulman
                                     James Schulman


                                TENNESSEE BUILDING PRODUCTS, INC.
                                (as Shareholder of Titan)


                                By:  /s/ James F. Fishel, President
                                     Name:  James Fishel
                                     Title: President